SWIDLER BERLIN SHEREFF FRIEDMAN, LLP

Washington Office                                   New York Office
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Facsimile (202) 424-7645


                         August 29, 2003



AFL-CIO Housing Investment Trust
1717 K Street, N.W.
Suite 707
Washington, D.C.  20006

              Re:  AFL-CIO Housing Investment Trust,
                   Units of Beneficial Interest

Ladies and Gentlemen:

     You have requested our opinion with respect to the legality of the securities being registered pursuant to the Registration Statement on Form N-1A (Registration No. 2-78066), Post-Effective Amendment No. 41 under the Securities Act of 1933 and
Amendment No. 44 under the Investment Company Act of 1940 (collectively, the "Registration Statement"). At your request, this opinion is being furnished as an exhibit to, and we consent to the filing of it with, the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Securities and Exchange Commission thereunder.

     In rendering this opinion, we have reviewed the Declaration of Trust of the AFL-CIO Housing Investment Trust ("Trust") and applicable judicial decisions interpreting the laws of the District of Columbia with respect to common law business trusts. We have also reviewed the prospectus, statement of additional information and statement of other information included in the Registration Statement. We assume, for purposes of this opinion, that Units of Beneficial Interest in the Trust ("Units") will be issued at a price equal to the net asset value per Unit, as described in the Registration Statement and as determined as of monthly valuation dates and in accordance with the procedures approved by the Board of Trustees pursuant to Section 2(a)(41) under the Investment Company Act of 1940, as amended.

     Based upon the foregoing and upon such other investigation as we have deemed necessary, we are of the opinion that, when offered and sold in accordance with the Declaration of Trust and in the manner described in the Registration Statement, the Units being registered under the Registration Statement will when sold

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be legally issued, fully paid and non-assessable, except that owners or holders of such Units may be liable for debts and other obligations of the Trust in those states, such as, among others, Texas and Kansas, that do not recognize so-called "business trusts" as separate legal entities and hold beneficiaries of such trusts personally liable for actions thereof.

                           Very truly yours,

                           /s/ Swidler Berlin Shereff Friedman, LLP

                           SWIDLER BERLIN SHEREFF FRIEDMAN, LLP